Exhibit 5.1
[BLANK ROME LLP Letterhead]
November 9, 2005
General Cable Corporation
4 Tesseneer Drive
Highland Heights, Kentucky 41076

Re:	General Cable Corporation
Registration Statement on Form S-4
Ladies and Gentlemen:
     This opinion is delivered in connection with a registration statement on Form S-4 filed with the Securities and Exchange Commission as of the date hereof (the “Registration Statement”), of General Cable Corporation, a Delaware corporation (the “Company”), relating to the registration of 10,345,395 shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”), issuable upon conversion of the Company’s 5.75% Series A Redeemable Convertible Preferred Stock (the “Preferred Stock”) issued pursuant to the Company’s Amended and Restated Certificate of Incorporation (the “Certificate”), in the conversion offer (the “Conversion Offer”) described in the Registration Statement.
     In connection with rendering this opinion, we have examined such corporate records, certificates and other documents as we have considered necessary for the purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid records, certificates and documents. This opinion is limited to the corporate laws of the State of Delaware and the United States federal income tax laws.
     As special counsel to the Company and based upon and subject to the foregoing, we advise you as follows:
     When the following steps shall have been taken, the Common Stock will be validly issued, fully paid and non-assessable:
     (a)     Compliance with the Securities Act of 1933, as amended, and action of the Securities and Exchange Commission permitting the Registration Statement to become effective; and
     (b)     The issuance of the Common Stock in conformity with the Registration Statement and the Certificate.

     We are of the opinion that the information contained in the Registration Statement under the caption “Material U.S. Federal Income Tax Considerations” constitutes an accurate description, in general terms, of the indicated material U.S. federal income tax considerations to a holder of the Preferred Stock with respect to the conversion of Preferred Stock to shares of Common Stock in the Conversion Offer as contemplated in the Registration Statement.
     We hereby consent to be named in the Registration Statement and in any amendments thereto as counsel for the Company, to the statements with reference to our firm made in the Registration Statement, and to the filing and use of this opinion as an exhibit to the Registration Statement.
Very truly yours,

/s/ Blank Rome LLP